EXHIBIT 99

Contact:	Judith Wawroski
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports Earnings

LAREDO, Texas—(BUSINESS WIRE)—August 5, 2016—International Bancshares Corporation (NASDAQ: IBOC), one of the largest independent bank holding companies in Texas, today reported net income for the six months ended June 30, 2016 of $62.7 million, or $.95 diluted earnings per common share and $.95 basic earnings per common share, compared to $69.7 million, or $1.05 diluted earnings per common share and $1.05 basic earnings per common share for the same period of 2015, representing a decrease of 9.5 percent diluted earnings per common share and a 10.0 percent decrease in net income.  Net income for the three months ended June 30, 2016 was $29.7 million, or $.45 diluted earnings per common share and $.45 basic earnings per common share, compared to $33.9 million or $.51 diluted earnings per common share and $.51 basic earnings per common share for the same period in 2015, representing a decrease of 11.8 percent in diluted earnings per common share and a 12.4 percent decrease in net income.

Net income for the three and six months ended June 30, 2016 was negatively impacted by an increase in the provision for probable loan losses as a result of an increase in the portion of the allowance for probable loan losses calculated based on actual historical loss experience in the commercial loan category of the Company’s loan portfolio and losses charged to the allowance for probable loan losses attributable to further deterioration of a previously identified relationship primarily secured by multiple pieces of transportation equipment.

“The Company continued to have earnings success for the first six months of 2016.  Management remains committed to achieving superior earnings despite the continued regulatory challenges facing the industry, and the difficult economic environment across the United States and overseas.  The Company continues to maintain strong liquidity, focused expense control, sound credit underwriting standards and a healthy investment strategy.  We continue to achieve earnings that are comparable to our peers based on Bank Holding Company Performance Reports compiled by the Federal Financial Institutions Examination Council, and are confident in the strength of our balance sheet and our strong capital position,” said Dennis E. Nixon, President and CEO.

Total assets at June 30, 2016 and December 31, 2015 were $11.8 billion.  Net loans were $5.9 billion at June 30, 2016 and December 31, 2015. Deposits were $8.4 billion at June 30, 2016 and $8.5 billion at December 31, 2015.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 204 facilities and more than 310 ATMs serving 88 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to future developments or events, expectations, plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties, including those detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml